Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland Retail Real Estate Trust Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108361, 333-117550, 333-117075, 333-138489 and 333-132335) and in the Registration Statements on Form S-8 (Nos. 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty of our report dated February 14, 2007, with respect to the consolidated balance sheets of Inland Retail Real Estate Trust Inc. as of December 31, 2006 and 2005, and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K of Developers Diversified Realty dated February 27, 2007.
KPMG LLP

Chicago, Illinois
February 27, 2007